SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Soliciting Material Pursuant to §240.14a-12

PolyMedix, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PolyMedix, Inc.
170 N. Radnor-Chester Road, Suite 300
Radnor, Pennsylvania  19087

March      , 2012

Dear Stockholder:

You are invited to attend the 2012 Annual Meeting of Stockholders of PolyMedix, Inc., to be held on Tuesday, May 1, 2012, at the NASDAQ MarketSite, 4 Times Square, New York, NY 10036, at 10:00 a.m., local time. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy voting card.  The Proxy Statement discusses each of the proposals to be considered at the Annual Meeting.  We also have included a copy of our annual report for the year ended December 31, 2011 for your review.

At this year’s meeting, you will be asked to: (1) elect seven directors to the company’s board of directors, each to serve until the 2013 Annual Meeting of Stockholders, and until his successor is elected and qualified; (2) consider an advisory vote on the compensation of our named executive officers; (3) approve an amendment to our certificate of incorporation to combine outstanding shares of our common  stock into a lesser number of outstanding shares, a “reverse stock split,” by a ratio of not less than two-for-one and not more than six-for-one at any time prior to the 2013 Annual Meeting of Stockholders, with the exact ratio to be set within this range by our board of directors in its sole discretion; (4) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and (5) transact such other business as may properly come before the Annual Meeting, including any postponements or adjournments.

I hope that you attend the meeting.  Whether or not you plan to be with us, please submit your proxy promptly, by signing, dating, and returning your proxy card in the enclosed envelope, or by following the instructions on the proxy card to make your submission by telephone or internet.

Sincerely,

Nicholas Landekic
President & Chief Executive Officer

PolyMedix, Inc.
170 N. Radnor-Chester Road, Suite 300
Radnor, Pennsylvania 19087
Notice of Annual Meeting of Stockholders
to be held May 1, 2012

To the Stockholders of PolyMedix, Inc.:

The 2012 Annual Meeting of Stockholders of PolyMedix, Inc. will be held at the NASDAQ MarketSite, 4 Times Square, New York, NY 10036  on Tuesday, May 1, 2012 at 10:00 a.m., local time. During the Annual Meeting, stockholders will be asked to:

(1)	elect seven directors to the board of directors of PolyMedix, Inc., each to serve until the 2013 Annual Meeting of Stockholders, and until his successor is elected and qualified;

(2)	consider an advisory vote on the compensation of our named executive officers;

(3)
approve an amendment to our certificate of incorporation to combine outstanding shares of our common  stock into a lesser number of outstanding shares, a “reverse stock split,” by a ratio of not less than two-for-one and not more than six-for-one at any time prior to the 2013 Annual Meeting of Stockholders, with the exact ratio to be set within this range by the company’s board of directors in its sole discretion;

(4)	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(5)	transact any other business properly brought before the Annual Meeting, including any postponements or adjournments.

If you are a stockholder of record as of the close of business on March 19, 2012, you may vote at the meeting.  The date of mailing this Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and materials is on or about March      , 2012.

By order of the Board of Directors

Edward F. Smith
Secretary

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are first being mailed, beginning on or about March      , 2012, to owners of shares of common stock of PolyMedix, Inc. (which may be referred to in this proxy statement as “we,” “us,” “PolyMedix,” or the “Company”) in connection with the solicitation of proxies by our board of directors (“Board”) for our 2012 Annual Meeting of Stockholders scheduled to be held on May 1, 2012 at 10:00 a.m., local time, at the NASDAQ MarketSite, 4 Times Square, New York, NY 10036.  This meeting, including any postponements or adjournments, is referred to in the Proxy Statement as the “Annual Meeting.”  Submitting a proxy will permit a stockholder, whether or not such stockholder is able to attend the Annual Meeting, to vote his, her or its shares of our common stock at the Annual Meeting.  Our Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

IMPORTANT NOTICE

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 1, 2012: The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report are also available at http://www.polymedix.com/proxy.php.

ABOUT THE ANNUAL MEETING: QUESTIONS AND ANSWERS

What am I voting on?

At this year’s meeting, you will be asked to consider and vote upon the following proposals:

(1)
To elect seven directors to the company’s board of directors, each to serve until the 2013 Annual Meeting of Stockholders, and until his successor is elected and qualified (sometimes referred to as the “Election of Directors”);

(2)	To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement (sometimes referred to as the “Say-on-Pay Proposal”);

(3)
To approve an amendment to our certificate of incorporation to combine outstanding shares of our common  stock into a lesser number of outstanding shares, a “reverse stock split,” by a ratio of not less than two-for-one and not more than six-for-one at any time prior to the 2013 Annual Meeting of Stockholders, with the exact ratio to be set within this range by our board of directors in its sole discretion (sometimes referred to as the “Reverse Stock Split Proposal”);

(4)
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (sometimes referred to as the “Auditor Ratification Proposal”); and

(5)	To transact such other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on March 19, 2012 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents each share of our common stock has one vote.  There were 106,305,860 shares of common stock outstanding as of the Record Date.  From April 16, 2012 through May 1, 2012, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Edward F. Smith, our Corporate Secretary, at (484) 598-2332 to arrange a visit to our offices.  In addition, the list of stockholders will be available for viewing by stockholders at the Annual Meeting.

How do I vote?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you have the right to vote in person at the Annual Meeting or by proxy. To vote by proxy: mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to AST Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.

Alternatively, if you are a stockholder of record you may submit your proxy by telephone by calling toll-free at 1-800-PROXIES from any touch-tone telephone and following the instructions, or by Internet by accessing www.voteproxy.com and following the on-screen instructions.  Have your proxy card available when voting by either of these two methods.

If you vote by proxy by any of the mail, telephone or Internet methods discussed above, you will be designating Nicholas Landekic, our President and Chief Executive Officer and Edward F. Smith, our Vice President, Chief Financial Officer and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of telephonic or Internet voting will depend on the voting process of your bank, broker or other nominee.  Please check with your bank, broker or other nominee and follow the voting instructions it provides.  Your bank, broker or other nominee may not be permitted to vote or otherwise may not vote your shares on one or more proposals if you do not instruct it how to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf.  The term “proxy” may also refer to the instrument used to make the appointment.  By using the methods discussed above, you will be appointing Nicholas Landekic, our President and Chief Executive Officer and Edward F. Smith, our Vice President, Chief Financial Officer and Secretary, as your proxies. They may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of common stock may be voted.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of each of the director nominees named in this Proxy Statement in the Election of Directors (see Proposal 1); “FOR” the approval of the Say-on-Pay Proposal (see Proposal 2); “FOR” the approval of the Reverse Stock Split Proposal (see Proposal 3); and “FOR” the approval of the Auditor Ratification Proposal (see Proposal 4). We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies will be authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of telephonic or Internet voting will depend on the voting process of your bank, broker or other nominee. Please check with your bank, broker or other nominee and follow the voting instructions your bank, broker or other nominee provides.  Your bank, broker or other nominee may not be permitted to vote or otherwise may not vote your shares on one or more proposals if you do not instruct it how to vote.

What is a broker non-vote?

You should instruct your bank, broker or other nominee how to vote your shares. If you do not give proper voting instructions to the bank, broker or other nominee, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Pursuant to the rules applicable to New York Stock Exchange member brokerage firms, uncontested elections of directors, matters related to executive compensation, and matters related to corporate governance are no longer considered routine.  As a result, if you are a beneficial owner and hold your shares in street name, but do not give your bank, broker or other nominee instructions on how to vote your shares with respect to these matters, votes may not be cast on your behalf.  If your bank, broker or other nominee submits a proxy but does not vote your shares on a particular proposal because it has not received voting instructions from you, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes will be counted as present for purposes of determining whether a quorum is present at our Annual Meeting.  Broker non-votes are not considered votes cast and, therefore, do not affect the outcome of matters determined based on the number of votes cast.  With respect to matters determined based on the number of shares entitled to vote, however, a broker non-vote has the same effect as a vote against the matter.

How do I revoke my proxy or change my vote?

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting by:

•	Notifying our Corporate Secretary, Edward F. Smith, in writing at 170 N. Radnor-Chester Rd., Suite 300, Radnor, Pennsylvania, 19087, that you are revoking your proxy;

•
Submitting a proxy at a later date by telephone or via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your shares will be voted in accordance with your later-submitted proxy and your earlier proxy revoked; or

•	Attending the Annual Meeting and voting by ballot.

If your shares are held in the name of a bank, broker or other nominee, you should check with your bank, broker or other nominee and follow the voting instructions your bank, broker or other nominee provides.

Who will count the votes?

A representative from American Stock Transfer & Trust Company, our transfer agent, will act as the inspector of election and count the votes.

What constitutes a quorum?

The holders of a majority of the 106,305,860 eligible votes as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum.  Shares are considered present in person or represented by proxy for purposes of determining the presence of a quorum, even if the holder abstains from voting or the shares represent broker non-votes on one or more proposals.  If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each proposal?

Election of Directors.  For Proposal 1, directors will be elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present.  This means that the seven nominees receiving the most votes “FOR” election will be elected.  You may choose to vote “FOR,” or “WITHHOLD” your vote, separately for each nominee. A properly executed proxy or voting instructions marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director nominee or nominees indicated.

Say-on-Pay Proposal.  Proposal 2 is an advisory vote and is non-binding on the Company and the Board.  The proposal solicits advice only and therefore, there is no minimum number of votes required with respect to the Say-on-Pay Proposal.

Reverse Stock Split Proposal.  The affirmative vote of a majority of the outstanding shares of common stock is required to approve Proposal 3, the Reverse Stock Split Proposal.

Auditor Ratification Proposal.  For Proposal 4, the affirmative vote of a majority of the votes cast at the Annual Meeting, provided a quorum is present.

Other Proposals. Any other proposal that might properly come before the Annual Meeting will require the affirmative vote of a majority of the votes cast at the Annual Meeting, provided a quorum is present, in order to be approved, except when a different vote is required by law, our certificate of incorporation or our bylaws.

Abstentions and broker non-votes with respect to any matter will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.  Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting with respect to the Election of Directors, the Say-on-Pay Proposal or the Auditor Ratification Proposal, but will effectively be votes against the Reverse Stock Split Proposal.

What percentage of the common stock do the Company’s directors and officers beneficially  own and have the power to vote?

As of the Record Date, our directors, director nominees and executive officers beneficially owned approximately 13% of our common stock and had sole or shared voting power over approximately 4% of our outstanding common stock entitled to vote at the Annual Meeting.  See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 35 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. Further, proxies may also be solicited in person, by telephone, or facsimile.  We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.  At this time, we have no plans to engage a third party proxy solicitor, but we may do so to assist in this process if proxies are not submitted promptly.

Who is the Company’s independent registered public accounting firm, and will they be represented at the Annual Meeting?

Deloitte & Touche LLP served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal year ended December 31, 2011 and has been appointed to serve as our independent registered public accounting firm for 2012. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the Annual Meeting.

What are the recommendations of the Board?

The recommendations of our Board are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of each of the director nominees (see Proposal 1);

•	FOR the approval of the Say-on-Pay Proposal (see Proposal 2);

•	FOR the approval of the Reverse Stock Split Proposal (see Proposal 3); and

•	FOR the approval of the Auditor Ratification Proposal (see Proposal 4).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Will the directors be in attendance at the Annual Meeting?

While we do not have a formal policy regarding board members’ attendance at the Annual Meeting, it has been customary for our directors to attend our annual meetings of stockholders and we do currently expect all of our directors to be in attendance at the Annual Meeting.  All of the then-current directors attended our 2011 Annual Meeting of Stockholders.

How may I obtain additional copies of this Proxy Statement or other proxy materials?

You may request a copy of this Proxy Statement or other proxy materials, including our annual report for the year ended December 31, 2011, by writing to our Corporate Secretary at 170 N. Radnor-Chester Road., Suite 300, Radnor, Pennsylvania 19087, via e-mail at esmith@polymedix.com or by telephoning Mr. Smith at (484) 598-2332.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the General Corporation Law of the State of Delaware and our bylaws.  Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its committees.

We periodically review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on these reviews, we have adopted, and will continue to adopt, changes that the Board believes reflect the appropriate corporate governance policies and practices for our Company.

Stockholder Communications

Stockholders may communicate with the members of the Board, either individually or collectively, by writing to the Board at 170 N. Radnor-Chester Rd., Suite 300, Radnor, Pennsylvania 19087.  These communications will be reviewed by the office of the Corporate Secretary as agent for the non-employee directors in facilitating direct communication to the Board.  The Corporate Secretary’s office will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under our Whistleblower Policy. Further, the Corporate Secretary’s office will disregard communications that are bulk mail, solicitations to purchase products or services, not directly related either to us or the non-employee directors’ roles as members of the Board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.

General Communications. The Corporate Secretary’s office will summarize all stockholder communications directly relating to our business operations, the Board, our officers, our activities or other matters and opportunities closely related to us. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Nominating and Corporate Governance Committee (the “Governance Committee”).

Stockholder Proposals and Director Nominations and Recommendations. Stockholder proposals are reviewed by the Corporate Secretary’s office for compliance with the requirements for such proposals set forth in our bylaws and in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Stockholder proposals that meet these requirements will be summarized by the Corporate Secretary’s office.  Summaries and copies of the stockholder proposals are circulated to the Chairman of the Governance Committee.

Stockholder nominations for directors are reviewed by the Corporate Secretary’s office for compliance with the requirements for director nominations that are set forth in our bylaws.  Stockholder nominations for directors that meet these requirements are summarized by the Corporate Secretary’s office.  Summaries and copies of the nominations or recommendations are then circulated to the Chairman of the Governance Committee.

The Governance Committee will consider director candidates recommended by stockholders. If a director candidate is recommended by a stockholder, the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. Stockholders desiring to make a recommendation to the Governance Committee should follow the procedures set forth in our bylaws and described above regarding stockholder nominations for directors.

Retention of Stockholder Communications. Any stockholder communications which are not circulated to the Chairman of the Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Corporate Secretary’s office for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the directors generally if such information relates to the Board as a whole, or by any individual to whom the communication was addressed, should any director elect to do so.

Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

Independence of Directors

The Corporate Governance Committee operates pursuant to a charter, which can be viewed on our website at www.polymedix.com (under “Investors/Governance”). In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The Nasdaq Stock Market LLC (“NASDAQ”). Pursuant to these rules, the Board concluded its annual review of director independence in March 2012. After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors then serving on the Board, including those nominated for election at the Annual Meeting, with the exception of Nicholas Landekic, who is employed by us, are independent of us under NASDAQ rules.

Committees of our Board

The Board has three standing committees: the Audit Committee (all of the members of which satisfy the additional independence requirements of the Exchange Act and NASDAQ rules), the Compensation Committee, and the Governance Committee.  Shaun O’Malley (Chairman), Stefan Loren and Douglas Swirsky, are the current members of the Audit Committee. Brian Anderson (Chairman), Richard Bank, and Michael Lewis are the current members of the Compensation Committee. Stefan Loren (Chairman), Shaun O’Malley and Douglas Swirsky are the current members of the Governance Committee. Charters have been adopted for these three committees and copies of those charters are available on our website, www.polymedix.com, under “Investors/Governance.”  The Board held seven meetings during the year ended December 31, 2011. Each of our directors attended at least 92% of the aggregate Board meetings and meetings of the Board committee(s) of which he was a member during 2011.

Audit Committee

The Audit Committee consists of three independent directors.  In addition, the Board has determined that Shaun O’Malley, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined in the rules of the U.S. Securities and Exchange Commission, or the “SEC.”  The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.polymedix.com (under “Investors/Governance”). The Audit Committee met four times during 2011 and one member missed one of such meetings of the Audit Committee.  The primary purposes of the Audit Committee are to:

•	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

•	oversee management’s maintenance of internal controls and procedures for financial reporting;

•	assist the Board in its oversight of our compliance with legal and regulatory requirements, including without limitation, those requirements relating to financial controls and financial reporting;

•	oversee the independent auditors’ qualifications and independence;

•	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

•	prepare the report of the Audit Committee required by the rules of the SEC to be included in our proxy statement; and

•	discharge such duties and responsibilities as may be required of the Audit Committee by the provisions of applicable laws, rules, regulations or listing standards.

Compensation Committee

The Compensation Committee consists of three independent directors, all of whom are “independent” as defined in applicable NASDAQ rules, “non-employee directors” as defined in Rule 16b 3 under the Exchange Act, and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Compensation Committee met six times during 2011 and no members missed any such meeting of the Compensation Committee.  The role of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of members of the Board and the Company’s executive officers, to oversee executive officer development and to make recommendations to the Board regarding executive officer succession, to fulfill the responsibilities set forth in its charter, and to adopt and maintain policies that govern the Company’s compensation and benefit programs.  The Compensation Committee, in its discretion, may refer any matter that it has the authority to approve to the Board or other committee designated by the Board, together with its report and recommendation, unless such matter is required to be approved by a compensation committee comprised solely of independent directors under applicable law, regulation, or listing standards.  The primary duties and responsibilities of the Compensation Committee include:

•
reviewing and approving corporate goals and objectives relevant to compensation and benefits for our chief executive officer, including performance-based conditions; evaluating our chief executive officer’s performance in light of those goals and objectives, and reviewing and approving annual and long-term compensation and benefits of the chief executive officer based on such evaluation and the outcome relative to any performance-based conditions;

•	reviewing and approving annual and long-term compensation and benefits for all other executive officers of the Company;

•
reviewing, commenting on and approving executive compensation plans or programs that the chief executive officer or any member of the Compensation Committee or Board proposes to adopt, including modifications to existing plans or programs;

•
administering and interpreting our incentive plans and programs, including the review and approval of all equity and other awards under such plans, which may include delegation of authority to make awards to one or more officers in accordance with applicable law and such plans and programs;

•	ensuring that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders;

•
overseeing risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans, and reviewing and evaluating our compensation policies and practices of compensating employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives; and

•
reviewing and discussing with management the Company’s compensation philosophy and, if applicable, preparing a compensation committee report in accordance with SEC regulations for inclusion in the Company’s annual report on Form 10-K and, as applicable, the Company’s proxy statements for its annual meetings of stockholders.

A copy of the charter of the Compensation Committee is available on our website at www.polymedix.com (under “Investors/Governance”).

The Compensation Committee may form and delegate authority to a subcommittee consisting of one or more members to perform specified functions of the Compensation Committee, provided that only the full Compensation Committee or a subcommittee of two or more members may approve grants under the Company’s equity incentive compensation plans that are intended to be exempt from the short-swing profit recovery rules of Section 16(b) of the Exchange Act by operation of Rule 16b-3, and any compensation intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code by virtue of being approved by a committee of “outside directors.”  The Compensation Committee has the authority to engage independent counsel and other advisers, including compensation consultants, as it determines necessary or appropriate to carry out its duties, and to approve the terms of engagement and compensation of all such counsel and advisors.

During 2011, the Compensation Committee engaged Compensation Resources, Inc., or “Compensation Resources”, to provide salary, bonus, equity and other compensation data of executives of similarly sized companies in our industry.  In connection with the engagement of Compensation Resources, the Compensation Committee instructed Compensation Resources to determine, and conduct a study of, a peer group based on other publicly traded companies in the same industry and of a similar size as us in order to analyze our position in the marketplace with respect to total compensation packages for our executive officers and non-employee directors. Compensation Resources was further instructed by us to help clarify our executive compensation philosophy, and address our competitive position in the marketplace.  Compensation Resources was further tasked by us to recommend an appropriate mix of compensation elements, the extent to which our executives’ compensation will be tied to performance metrics, and the degree to which certain non-traditional compensation programs may be utilized.  In addition, the Compensation Committee considers, but is not bound by, the recommendations of our chief executive officer with respect to the compensation packages of our other executive officers.  See also the “Compensation Discussion and Analysis” beginning on page 17.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, or the “Governance Committee”, consists of three independent directors. The Governance Committee met two times during 2011 and no members missed any such meeting of the Governance Committee.  The primary purposes of the Governance Committee are to develop and recommend to the Board corporate governance principles, to monitor compliance with all such principles adopted by the Board, to consider and make recommendations to the Board concerning the appropriate size, composition and structure of the Board and its committees, and to identify, evaluate and recommend candidates for the Board and its committees.  The primary duties and responsibilities of the Governance Committee include:

•	reviewing the Company’s corporate governance principles at least annually and recommend any proposed changes to the Board;

•	monitoring compliance with all corporate governance principles adopted by the Board;

•	evaluating from time to time the appropriate size (number of members) of the Board and recommend any proposed increase or decrease to the Board;

•
identifying and prioritizing with management significant risks facing the Company and recommend to the Board whether the Board or a particular Board committee should have primary responsibility for oversight of each such identified risk;

•	oversee risks relating to corporate governance and director succession planning;

•
developing and recommending to the Board any specific minimum qualifications that the Governance Committee believes must be met by a Governance Committee-recommended director candidate, taking into account the needs of the business and applicable laws, regulations and rules;

•
developing and recommending to the Board any specific qualities or skills that the Governance Committee believes are necessary for one or more of the directors to possess, taking into account the needs of the business and applicable laws, regulations and rules;

•
identifying, evaluating and recommending director candidates to the Board for nomination and election or re-election by stockholders at each annual meeting of the stockholders of the Company, and at any special meeting at which directors are to be elected;

•	reviewing on an annual basis and recommending to the Board one member of the Board to serve as Chair;

•	recommend to the Board the members of all standing committees of the Board and, in the Committee’s discretion, alternate members of any such committee; and

•	providing oversight to the strategic planning process conducted annually by our management.

A copy of the charter of the Governance Committee is available on our website at www.polymedix.com (under “Investors/Governance”).

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields.  The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in drug discovery and development, science and medicine, finance, accounting and banking, or marketing and sales.

In evaluating nominations to the Board of Directors, the Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities.  Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Compensation Committee Interlocks and Insider Participation

During 2011, Brian Anderson, Richard Bank, and Michael Lewis served on the Compensation Committee. None of these individuals has ever been an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

Code of Conduct

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.

The Code of Ethics includes procedures for reporting violations of the Code of Ethics. In addition, the Sarbanes-Oxley Act of 2002 requires companies to have policies and procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Ethics is intended to comply with the rules of the SEC and is available on our website at www.polymedix.com (under “Investors/Governance”).

Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to a Board committee or the full Board for oversight as follows:

Full Board - Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

Audit Committee - Risks and exposures associated with financial matters, particularly financial reporting, taxes, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, and credit and liquidity matters.

Governance Committee - Risks relating to corporate governance and management and director succession planning.

Compensation Committee - Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans, and reviewing and evaluating the Company’s compensation policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by a majority vote of the directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are separate. The Company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. The Board currently believes that the separation of the offices of the Chairman of the Board and Chief Executive Officer is in the best interests of the Company and will continue to make this determination from time to time with the assistance of the Governance Committee.  Pursuant to its charter, among other things, the Governance Committee is to evaluate the composition and structure of the Board from time to time, including whether one or two individuals should serve as Chair and chief executive officer, whether the Board should have a lead independent director and the role of any lead independent director, and whether the leadership structure is appropriate given the specific characteristics and circumstances of the Company.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election

The Board currently has seven members.  On March 12, 2012, Dr. Richard Bank (79) informed the Board that, for personal reasons and not any disagreement with the Company, he would not stand for re-election to the Board.  Dr. Bank will continue as a consultant and special financial advisor to PolyMedix.  Dr. Bank currently serves as a member of the Board and as a member of the Compensation Committee.

On March 12, 2012, the Governance Committee of the Board nominated and the Board accepted the nomination of Frank P. Slattery, Jr. to the Board.  Frank Slattery formerly served as Chairman to the Board from November 2005 to June 2011.  Frank P. Slattery, Jr.’s candidacy was recommended by other non-management members of the Board.

Each nominee has agreed, if elected, to serve a one-year term or until the election and qualification of his or her successor.  If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for such substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes cast and entitled to vote in the Election of Directors.  There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a director:

Nicholas Landekic. Biographical information for Mr. Landekic is set forth below under “Executive Compensation and Related Information.”  We believe that Mr. Landekic’s business and scientific experience, in particular his experience as an executive in several other life science organizations, qualify him to serve as a Director of PolyMedix, Inc.

Brian Anderson, 65, has served as a Director of PolyMedix, Inc. since January 2008. Since March 2007 he has served as an advisor to companies involved in the health care industry. From January 2006 until March 2007, Mr. Anderson was employed by Alkermes, Inc., in a market development capacity. Prior to that, from April 2004 to October 2005, Mr. Anderson was Chief Business officer for MediciNova,Inc., a publicly traded specialty pharmaceutical company. Mr. Anderson was an advisor to Montridge, Inc., a boutique investor relations firm from September 2002 to January 2004. He was President and CEO of Cognetix, Inc., a biotechnology company, from 1998 to 2002. Prior to that, from 1995 to 1998, Mr. Anderson was Senior Vice President for Commercial Development at Indevus (formerly Interneuron) Pharmaceuticals, a publicly traded biopharmaceutical company. Mr. Anderson has held various senior level positions in sales, marketing and business development at Bristol-Myers Squibb and The Upjohn Company of Canada  (which later became Pharmacia and Upjohn and is now a part of Pfizer). Mr. Anderson graduated from the University of Manitoba where he received his Bachelor’s degree. We believe that Mr. Anderson’s business expertise, in particular his experience as an executive officer in various capacities with both large and small life science organizations, give him the qualifications and skills to serve as a Director of PolyMedix, Inc.

Michael E. Lewis, Ph.D., 60, has served as a Director of PolyMedix, Inc. since November 2005, and as a Director of PolyMedix Pharmaceuticals, Inc. since its inception. Dr. Lewis has more than 30 years of scientific experience in academic and government laboratories and in several major pharmaceutical and biotechnology companies. Since 1994, Dr. Lewis has served as President of BioDiligence Partners, Inc., where he co-founded three other biotechnology companies, Cara Therapeutics, Inc., Arena Pharmaceuticals, Inc. and Adolor Corporation. Dr. Lewis has served as Chief Scientific Advisor of Cara Therapeutics, Inc. since its inception in 2004, and as a director of Cara Therapeutics, Inc. from 2004 to 2010.  He has also served as a director of Aeolus Pharmaceuticals, Inc. since 2004. After serving as Chief Scientific Advisor of Adolor Corporation from 1994 to 1997, Dr. Lewis served as Chief Scientific Advisor of Arena Pharmaceuticals, Inc. from 1997 to 2003, and as a director from 1997 to 2000. Dr. Lewis is a co-founder of Cephalon, Inc. and served at Cephalon as Senior Scientist, Director of Pharmacology, and then as Senior Director of Scientific Affairs from 1988 to 1993. He supervised a molecular pharmacology research laboratory at the E.I. DuPont Co. from 1985 to 1987, and received postdoctoral training in pharmacology at the National Institutes of Health, the University of Michigan, and at the University of Cambridge.  He received a Ph.D. from Clark University in 1977. We believe that Dr. Lewis’s business and scientific experience, in particular his experience as a founder, executive and director of life science organizations, give him the qualifications and skills to serve as a Director of PolyMedix, Inc.

Stefan D. Loren, Ph.D., 48, has served as a Director of PolyMedix, Inc. since July 2008.  Dr. Loren is currently a Managing Director of Westwicke Partners, a consulting company and a consultant to MTB Investment Advisors, a family of equity funds, and has held these positions since August 2008.  Prior to that, Dr. Loren was Analyst/Portfolio Manager with Perceptive Advisors, a health care hedge fund, from May 2007 to August, 2008 and MTB Investment Advisors, a family of equity funds, from August 2005 to May 2007.  From July 1997 to August 2005, Dr. Loren was a Managing Director in the healthcare group at Legg Mason. Prior to that, Dr. Loren was a Research Chemist at the advanced technologies division of Abbott Laboratories and a research fellow at the Scripps Research Institute. Dr. Loren received his B.A. from the University of California, San Diego, and his Ph.D. from University of California, Berkeley.

We believe that Dr. Loren’s business and scientific experience, in particular his experience as a sell-side and buy-side analyst and research chemist, give him the qualifications and skills to serve as a Director of PolyMedix, Inc.

Shaun F. O’Malley, 76, has served as a Director of PolyMedix, Inc. since January 2006, and has served as Chairman of the Board of PolyMedix, Inc. since June 2011. Mr. O’Malley is currently the Chairman Emeritus of Price Waterhouse LLP, a title he has held since July 1995. Prior to 1995, he served as Chairman and Senior Partner of Price Waterhouse LLP. He currently serves as a member of the board of directors of the Finance Company of Pennsylvania. Mr. O’Malley holds a B.S. in Economics from the Wharton School of the University of Pennsylvania. We believe that Mr. O’Malley’s business and accounting experience, in particular his experience in public accounting, give him the qualifications and skills to serve as a Director of PolyMedix, Inc.

Frank Slattery, Jr., 74, served as Chairman of the Board of Directors of PolyMedix, Inc. from November 2005 to June 2011 and was a co-founder of PolyMedix Pharmaceuticals, Inc. where he served in the same capacity from inception in August 2002 until June 2011.  Frank Slattery was the President, Chief Executive Officer and Director of LFC Financial Corp. from 1969 to 1994.  Mr. Slattery has founded and currently serves as the Chairman of the Board of Directors of several privately held companies, GelMed Inc., Probaris Technologies, Inc., MinusNine Inc., Knite, Inc., and NanoSelect, Inc.  He also currently serves as Vice Chairman of the Jefferson Health System.  Mr. Slattery holds an A.B. from Princeton University and a J.D. from the Law School of the University of Pennsylvania.  We believe that Mr. Slattery’s business expertise, in particular his experience as an executive officer and as a board member of various technology-based companies, give him the qualifications and skills to serve as a Director of PolyMedix.

Douglas J. Swirsky, 42, has served as a Director of PolyMedix, Inc. since June 2009. Mr. Swirsky presently serves as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary of GenVec, Inc., a public biopharmaceutical company, a position he has held since 2006. Prior to joining GenVec, Mr. Swirsky was a Managing Director and the Head of Life Sciences Investment Banking at Stifel Nicolaus and held the same position at Legg Mason prior to Stifel Financial’s acquisition of the Legg Mason Capital Markets business in 2005. Mr. Swirsky, a Certified Public Accountant and a CFA charterholder, has also previously held investment banking positions at UBS, PaineWebber, and Morgan Stanley. His experience also includes positions in public accounting and consulting. Mr. Swirsky received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University. We believe that Mr. Swirsky’s business and accounting experience, in particular his experience as an executive officer, investment banker and accountant, give him the qualifications and skills to serve as a Director of PolyMedix, Inc.

The following Director Compensation table sets forth information concerning compensation for services rendered by our directors (other than our chief operating officer) for the 2011 fiscal year:

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Frank P. Slattery, Jr. Former Chairman of the Board (2)	20,500	13,415	(3)	33,915
Shaun F. O’Malley Chairman of the Board (2) Chairman, Audit Committee	36,500	13,415	(3)	49,915
Brian Anderson Chairman, Compensation Committee	30,500	13,415	(4)	43,915
Richard W. Bank, M.D.	28,500	13,415	(4)	41,915
Michael E. Lewis, Ph.D.	27,000	13,415	(3)	40,415
Stefan D. Loren, Ph.D. Chairman, Governance Committee	29,500	13,415	(4)	42,915
Douglas J. Swirsky	27,500	13,415	(4)	40,915

––––––––––––
(1)
This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all options awards made to our directors (other than our chief executive officer) for the 2011 fiscal year. The assumptions used in the calculation of these amounts are described under the heading, “Stock Options,” in Note 7 (Stockholders’ Equity) to the consolidated financial statements included in our annual report for the year ended December 31, 2011, which accompanies this Proxy Statement

(2)	Mr. Slattery’s term as director expired June 17, 2011, and Shaun O’Malley was appointed Chairman of the Board at that time.

(3)
Represents the grant date fair value of options to purchase 25,000 shares of common stock granted to this director (or former director) on January 20, 2011. As of December 31, 2011, this director (or former director) held outstanding options to purchase 443,500 shares of common stock.

(4)
Represents the total grant date fair value of options to purchase 25,000 shares of common stock granted to this director on January 20, 2011. As of December 31, 2011, this director held outstanding options to purchase 225,000 shares of common stock.

Compensation of Directors

Our chief executive officer receives no additional compensation for serving as a director or as a member of any committee of the Board. All other directors receive an annual retainer of $15,000 plus meeting fees of $1,500 and $1,000 per Board meeting and Committee meeting, respectively. All non-employee directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings. Our Chairman of the Board receives an additional annual retainer of $9,000, the Chairman of the Audit Committee receives an additional annual retainer of $5,000, and the Chairmen of the Compensation and Governance Committees receive additional annual retainers of $3,000.

All new non-employee directors receive an initial grant of options to purchase shares of common stock upon first becoming a member of the Board. In addition, each non-employee director may, at the discretion of the Board or the Compensation Committee, receive additional equity compensation awards. See the Director Compensation table above for more details.

Continuing Education of Directors

We are committed to supporting the continuing education of our directors on relevant matters.  The Governance Committee of the Board will decide on a case-by-case basis the appropriate level and frequency of support to provide.

Vote and Recommendation

A plurality of the votes cast and entitled to vote in the Election of Directors, assuming the presence of quorum, will be required to elect each nominee.  This means that the seven nominees who receive the most votes “FOR” election will be elected.

Our Board recommends a vote “FOR” each of the director nominees.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers

Nicholas Landekic, 53, has served as President, Chief Executive Officer and Director of PolyMedix, Inc. since November 2005, and has served in the same capacity for PolyMedix Pharmaceuticals, Inc. since its inception in August 2002. Mr. Landekic has more than twenty five years of pharmaceutical experience. From 2000 to 2002, he was President and Chief Executive Officer of Locus Discovery. From 1995 to 2000, Mr. Landekic was Senior Vice President of Corporate Development & Investor Relations at Guilford Pharmaceuticals. From 1991 to 1995, Mr. Landekic served as Senior Director of Business Development at Cephalon, Inc. and, from 1988 to 1991, he served as Senior Manager for Strategic Marketing at Bristol-Myers Squibb. He also held positions in Finance and Business Development at Johnson & Johnson Corporation (McNeil Pharmaceutical) from 1985 to 1988, and positions in the research laboratories at the Mt. Sinai Medical Center from 1982 to 1983. Mr. Landekic received an M.B.A. from the State University of New York at Albany, an M.A. in Biology from Indiana University and a B.S. in Biology from Marist College.

Edward F. Smith, 40, has served as Vice President, Finance and Chief Financial Officer of PolyMedix, Inc. since January 2006. Mr. Smith has approximately twenty years of combined biopharmaceutical industry and financial management experience. From 2000 to 2005, he was Executive Director of Finance at InKine Pharmaceutical Company, Inc. (acquired by Salix Pharmaceuticals, Ltd. in 2005). From 1993 to 1999, Mr. Smith held various positions of increasing responsibility in public accounting, most recently as a manager in the audit practice at Deloitte & Touche LLP. Mr. Smith is licensed as a Certified Public Accountant in Pennsylvania and holds a B.S. degree in Business Administration from the University of Hartford.

Daniel Jorgensen, M.D., has served as Senior Vice President, Clinical Development, and Chief Medical Officer of PolyMedix, Inc. since August 2011.  Dr. Jorgensen held senior leadership positions in the Global Research and Development Division at Pfizer, Inc. from January 2000 to March 2010, where he led the Zmax (single-dose azithromycin) clinical development program, the dalbavancin (second generation glycolipopeptide) medical development team, and Pfizer's first vaccine development group. Prior to joining PolyMedix, he served as Vice President, Clinical Research at AMAG Pharmaceuticals from April 2010 to July 2011, where he oversaw clinical trials across multiple medical areas. During his 25-year career in health care, Dr. Jorgensen has also worked at Aventis Pasteur from 1998 to 1999, at the Centers for Disease Control and Prevention (CDC) as an Epidemic Intelligence Service Officer from 1991 to 1993, and as Montana's State Medical Officer from 1995 to 1996. Dr. Jorgensen received his BS degree from Yale in 1982, his MD from the University of Wisconsin in 1988, his MPH from the University of Washington in 1998, and his MBA from Yale in 2007. He is board-certified in three medical areas: pediatrics, infectious diseases, and preventive medicine.

Bozena Korczak, Ph.D., 59, has served as Vice President, Drug Development of PolyMedix, Inc. since November 2007, with the exception of January 2011 through December 2011, where she served as Senior Vice President, Drug Development and Chief Development Officer of PolyMedix, Inc.  Dr. Korczak has over 20 years of experience in discovery, pre-clinical and clinical research at early-stage biotechnology organizations.  Prior to joining PolyMedix, Inc., Dr. Korczak was a principal for PharmaReach, a private drug development consulting company, from October 2005 to November 2007.  From September 2001 to October 2005, Dr. Korczak was Vice President of Research and Development of Cytochroma, Inc., a private biotechnology company.  Prior to Cytochroma, Inc., Dr. Korczak served in various positions of increasing responsibility at Glycodesign, Inc., Allelix Biopharmaceutical, Inc. and Mount Sinai Hospital.  Dr. Korczak is an author of thirty-five peer review scientific papers and holds a Ph.D. in biochemistry from the Polish Academy of Science.

Richard W. Scott, Ph.D., 58, has served as Vice President, Research of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since November 2002. Dr. Scott has approximately twenty years of biopharmaceutical industry experience. Most recently, he was Vice President of Biology at Cephalon, Inc. where he held positions of increasing responsibility from 1991 to 2001. From 1985 to 1990, Dr. Scott worked at the research laboratories of DuPont and Company. Dr. Scott has authored more than forty-five papers and book chapters, and is named on six patents. Dr. Scott holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.S. in Biology from Muhlenberg College.

Compensation Discussion and Analysis

Compensation Objectives

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to attract, retain, and motivate the best possible executive talent. The focus is to tie short and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the compensation committee has maintained, and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our research, clinical, regulatory, commercial, financial and operational performance.

Compensation Processes

The compensation committee of our board of directors is tasked with discharging the board’s responsibilities relating to compensation of our executive officers.  To this end, the compensation committee works with management to develop our compensation plans by utilizing publicly available compensation data and compensation survey data for companies in the biopharmaceutical industry. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies would compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data from the BioWorld Executive Compensation Report, the Radford Global Life Sciences Survey and from identified peer companies (the Survey Data).  During 2011, the compensation committee engaged a third-party independent compensation consulting firm, Compensation Resources, Inc., to conduct an updated competitive market analysis, including a review and update of our list of peer companies.

The following peer companies were evaluated in connection with the determination of compensation packages for our Named Executive Officers (NEOs) for the 2012 fiscal year:

Aastrom Bioscience, Inc.	Insmed, Inc.
Acadia Pharmaceuticals, Inc.	Ista Pharmaceuticals, Inc.
Alexza Pharmactcls, Inc.	Keryx Biopharmaceuticals, Inc.
Biocryst Pharmaceuticals, Inc.	Novavax, Inc.
Celldex Therapeutics, Inc.	Oncogenex Pharmaceuticals, Inc.
Cerus Corporation	Pozen, Inc.
Cleveland Biolabs, Inc.	Sangamo Biosciences, Inc.
Cornerstone Therapeutics, Inc.	Sunesis Pharmaceuticals, Inc.
Cumberland Pharmaceuticals, Inc.	Synta Pharmaceuticals Corporation
Cytokinetics, Inc.	Threshold Pharmaceuticals, Inc.
Durect Corporation	Tranzyme, Inc.
Dyax Corporation	Xoma, Ltd
Gtx, Inc.	Zogenix, Inc.

Each component of an executive’s initial compensation package is based on numerous factors, including:

➢	the individual’s particular background and circumstances, including training and prior relevant work experience;

➢	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

➢	the demand for individuals with the individual’s specific expertise and experience;

➢	performance goals and other expectations for the position;

➢	comparison to other executives within our company having similar levels of expertise and experience; and

➢	uniqueness of industry skills.

Performance Objectives

Our compensation program comprises three primary components: base salary, annual bonus compensation, and equity-based awards as described below. Each component of the compensation of each of our NEOs takes into account our corporate performance and a subjective evaluation of each officer’s individual performance.  Corporate objectives are proposed by management and approved by the compensation committee for recommendation to our full board of directors at the beginning of each fiscal year. These objectives target the achievement of specific research, clinical, regulatory, business development, and financial and operational milestones. The individual performance objectives for each NEO (excluding our CEO) are proposed by each NEO for their respective area(s) of responsibility, and are reviewed and approved by our CEO before being submitted to the compensation committee.  Individual performance objectives relate to contributions the NEO is expected to make and corporate goals he/she is expected to achieve. The individual performance objectives for our CEO are generally the same as our corporate objectives with the additional objective of assuring the achievement of individual performance objectives of the other NEOs.

The corporate objectives are grouped and each group is weighted as part of the compensation committee’s recommendation to our board of directors. The individual performance objectives of the NEOs are designed to support the corporate objectives and to enable the CEO and the compensation committee to evaluate the performance of each NEO.

During the last month of a completed fiscal year and into the beginning of the next fiscal year, our CEO and the compensation committee assess the achievement of our corporate objectives and the individual objectives of our NEOs and evaluate the performance of each NEO for the completed fiscal year for the purpose of recommending eligibility for, and the level of, any salary increase, bonus compensation, and equity-based award(s). In the case of our CEO, his individual performance evaluation is conducted by the compensation committee. Following the assessments, evaluations and the review of the Survey Data and any other comparison compensation data, the compensation committee makes recommendations to our board of directors regarding salary adjustments, annual bonus compensation, and equity-based award(s) for each our NEOs. Annual base salary increases and incentive compensation targets for fiscal year 2011 were effective the first day of the new fiscal year. At the conclusion of the performance and compensation review for fiscal 2011, the compensation committee believed that the total compensation of each of our NEOs was approximately at the 50th percentile of the companies included in the Survey Data.

2011 Performance

At the beginning of fiscal 2011, our corporate objectives were as follows:

➢	progress clinical development of PMX-30063 and PMX-60056;

➢	maintain an appropriate level of capitalization;

➢	continue research efforts on preclinical assets supported by government grants and contracts;

➢	progress discussions with third parties regarding potential strategic collaborations;

➢	increase awareness of and interest in the Company in the financial community; and

➢	maintain effective internal control over financial reporting.

 Key individual performance objectives for our NEOs for fiscal 2011 included:

Executive	Key 2011 Individual Objectives
Nicholas Landekic President, Chief Executive Officer and Director	➢ Our corporate objectives are also the individual objectives. ➢ Support achievement of individual performance objectives of the other NEOs.
Edward F. Smith Vice President, Finance, Chief Financial Officer and Secretary	➢ Maintain an appropriate level of capitalization. ➢ Increase awareness of and interest in the Company in the financial community. ➢ Maintain effective internal control over financial reporting.
Daniel Jorgensen, M.D. Sr. Vice President, Clinical Development, Chief Medical Officer	➢ Progress clinical and drug development of PMX-30063 and PMX-60056.
Bozena Korczak, Ph.D. Vice President, Drug Development	➢ Progress clinical development of PMX-30063 and PMX-60056.
Richard W. Scott, Ph.D. Vice President, Research
➢ Continue to identify and secure grant and other governmental funding to support research.
➢ Continue to advance research on new compounds and applications.
➢ Continue to provide pre-clinical support to clinical stage assets.

In addition, the NEOs and the Company had other, more specific and less material, objectives in fiscal 2011. The majority of these objectives were designed to support the above-stated objectives.

In January 2012, our CEO and the compensation committee met to consider the overall compensation of our NEOs for fiscal year 2011 based on the achievement of corporate and individual objectives. While the compensation committee is empowered to approve the compensation of our executive officers, historically it has followed a practice of recommending compensation for approval by the full board. The compensation committee made its recommendations to our board of directors for base salary, and annual bonus awards for our NEOs considering each individual’s actual performance as assessed by our CEO against the individual’s performance objectives, as well as our critical achievements of our corporate objectives for fiscal 2011 (set forth below).

In addition, our board of directors reviewed our corporate performance for fiscal 2011 and determined that we successfully achieved most of our 2011 corporate performance objectives. Our critical achievements in 2011 included:

➢
continuation of our clinical programs, including: completion of a Phase 1 dose escalation study and interim and final enrollment in a Phase 2 study for PMX-30063and clinical progress for both our ongoing Phase 1B/2 enoxaparin reversal study and Phase 2 PCI heparin reversal study for PMX-60056;

➢	completion of an underwritten public offering, raising total gross proceeds of $20 million;

➢	increased grant and government contract support of research and development activities;

➢	increased interest and ownership in PolyMedix common stock by targeted institutional investors; and

➢	maintained effective internal control over financial reporting.

Compensation Components

The components of our compensation program are as follows:

Base Salary.

Base salaries are reviewed annually as part of our evaluation of our executive officers and increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If necessary, we also make adjustments based on Survey Data for comparable positions. Additionally, we will adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. An executive’s base salary is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

With respect to our NEOs, the compensation committee and our board of directors considered the following factors in setting each of their respective fiscal 2011 and fiscal 2012 base salaries:

➢	the base salaries of similarly situated officers of the peer companies (as reflected in survey data and Radford Analysis);

➢	each such NEOs experience and overall qualifications;

➢	our success in meeting our corporate objectives for the most recently completed fiscal year; and

➢	each NEOs success in meeting his or her individual performance objectives.

The review of individual performance objectives has a substantial effect on the percentage increase (if any) awarded for base salary. The board’s decision to increase base salaries of each NEO for fiscal 2012 and 2011 was based, in part, on the compensation committee’s evaluation of achievement of individual performance objectives for the respective preceding fiscal year.

Executive	Fiscal 2012 Base Salary ($)	% Increase Over 2011 Base Salary	Fiscal 2011 Base Salary ($)	% Increase Over 2010 Base Salary
Nicholas Landekic President, Chief Executive Officer and Director	450,000	13%	400,000	8%
Edward F. Smith Vice President, Finance, Chief Financial Officer and Secretary	290,000	8%	267,500	9%
Daniel Jorgensen, M.D. Sr. Vice President, Clinical Development, Chief Medical Officer	350,000	11%	315,000	(1)

Executive	Fiscal 2012 Base Salary ($)	% Increase Over 2011 Base Salary	Fiscal 2011 Base Salary ($)	% Increase Over 2010 Base Salary
Bozena Korczak, Ph.D. Vice President, Drug Development	310,000	0%	310,000	20%
Richard W. Scott, Ph.D. Vice President, Research	300,000	3%	292,000	10%

(1)	In August 2011, Dr. Jorgensen was appointed Senior Vice President and Chief Medical Officer. The base salary for 2011 represents Dr. Jorgensen’s annualized base salary.

Annual Cash Bonus.

The compensation committee may, in its sole discretion, award an annual cash bonus payment to our executives. The amount of the cash bonus depends on the level of corporate and individual performance.  An executive’s annual cash bonus is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.  Both overall compensation and compensation components (including cash bonus) are compared to market levels based upon Survey Data.

With respect to our NEOs, the compensation committee and our board of directors considers the same factors as are considered for base salary in awarding annual cash bonus awards.

Key individual performance objectives for our NEOs for fiscal 2012 include:

Executive	Key 2012 Individual Objectives
Nicholas Landekic President, Chief Executive Officer and Director	➢ Our corporate objectives are also the individual objectives. ➢ Support achievement of individual performance objectives of the other NEOs.
Edward F. Smith Vice President, Finance, Chief Financial Officer and Secretary	➢ Maintain an appropriate level of capitalization. ➢ Increase awareness of and interest in the Company in the financial community. ➢ Maintain effective internal control over financial reporting.
Daniel Jorgensen, M.D. Sr. Vice President, Clinical Development, Chief Medical Officer	➢ Progress clinical development of PMX-30063 and PMX-60056.
Bozena Korczak, Ph.D. Vice President, Drug Development	➢ Manage the non-clinical development activities of PMX-30063 and PMX-60056 ➢ Provide support for clinical development of PMX-30063 and PMX-60056.
Richard W. Scott, Ph.D. Vice President, Research
➢ Continue to identify and secure grant and other governmental funding to support research.
➢ Continue to advance research on new compounds and applications.
➢ Continue to provide pre-clinical support to clinical stage assets.

In addition, the NEO and the Company have other, more specific and less material, objectives in fiscal 2012. The majority of these objectives were designed to support the above-stated objectives.

The level of achievement of the individual and corporate objectives described above inform the compensation committee’s recommendation and our board of directors’ determination regarding the payment of annual cash bonus compensation, but is not determinative. Whether or not the listed objectives are achieved, the compensation committee and our board of directors may choose to adjust the annual cash bonus compensation based on its evaluation of our corporate performance and each NEO’s individual performance. The compensation committee and our board of directors seek input from our CEO in evaluating individual executive’s performance  for purposes of awarding annual cash bonus compensation.

Long-Term Incentives.

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our NEOs in equity-based awards. Our 2002 Equity Compensation Plan and 2005 Omnibus Equity Compensation Plan allows for the grant of stock options, restricted stock, and other equity-based awards to NEOs. We typically make an initial equity award to new employees and annual equity grants as part of our overall compensation program.

The amount of the initial equity award is determined based on the NEO’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review. The amount of the initial equity award is also reviewed in light of the NEO’s base salary and other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.  Daniel Jorgensen is the only named executive officer who joined us during 2011.

The compensation committee may, in its sole discretion, make annual equity awards to our NEOs. The compensation committee believes that equity awards provide management with a strong link to long-term corporate performance and the creation of stockholder value. As is the case when the amounts of base salary, annual cash bonus and initial equity awards are determined, a review of all components of the NEO’s compensation is conducted when determining annual equity awards to ensure that an NEO’s total compensation conforms to our overall philosophy and objectives.

As part of the year-end compensation review process, our CEO recommends to the compensation committee the grant of certain equity-based awards to our NEOs. The compensation committee then reviews such recommended grants and makes its own recommendation regarding such grants to our board, which reviews and, if appropriate, approves the grants to our NEOs. Similar to the annual bonus compensation described above, the amount and nature of equity-based awards for the NEOs are based upon a review of the Survey Data, our corporate performance and each NEO’s individual performance during the most recently completed fiscal year.

Termination Based Compensation

Upon termination of employment, all NEOs are entitled to receive severance payments and benefits under their employment offer letters. In determining whether to approve and setting the terms of such severance arrangements, the compensation committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. Severance payments resulting from a termination without cause (and, in the case of our CEO, a resignation for good reason) for executive officers pursuant to their respective offer letters generally ranges between twelve and twenty-four months of base salary and includes vesting of all outstanding equity awards.

In addition, during 2011, the Company put in place a change in control severance plan (the “CIC Plan”) to provide a competitive benefit necessary to attract and retain executive officers, and to enhance objectivity among executives in the context of a change in control where corporate actions would benefit stockholders.  Severance benefits under the CIC Plan generally provide executives with (i) monthly payments of base salary for either twenty-four or thirty-six months , (ii) a cash payment equal to the annual cash bonus award received by the executive with respect to the prior fiscal year, (iii) a cash payment equal to the contributions the Company would have otherwise made to the Company’s group health plan on behalf of the executive and his eligible dependents, (iv) accelerated vesting of certain equity-based awards, and (v) Company paid outplacement services up to a maximum of $10,000.

In the judgment of our board of directors, the severance packages of our NEOs are generally in line with severance packages offered to similar executive officers of companies of similar size to us as represented in the publicly available compensation data. This conclusion is based on, among other things, on evaluation of similarly situated peer companies.

Results of 2011 Say-on-Pay Vote

At our 2011 Annual Meeting of Stockholders, a majority of the votes cast on our say-on-pay proposal, to approve the compensation of the named executive officers disclosed in the proxy statement for that meeting, voted “FOR” approval.  Accordingly, our compensation committee did not change our compensation philosophy or and specific compensation decisions based on the results of that vote.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of PolyMedix, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on our review and discussions, we recommend to the board of directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors:

Brian Anderson, Chair
Richard W. Bank, M.D.
Michael E. Lewis, Ph.D.

Executive Compensation

Summary Compensation Table for 2011, 2010 and 2009

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities for the years ended December 31, 2011, 2010 and 2009 awarded to, earned by, or paid to: (i) Nicholas Landekic, who served as our President and Chief Executive Officer (our “CEO”) during 2011, 2010 and 2009, (ii) Edward F. Smith, who served as our Vice President, Finance, Chief Financial Officer (our “CFO”) and Corporate Secretary during 2011, 2010, and 2009 and (iii) our three most highly paid executive officers (as determined based on total compensation) other than our CEO and CFO as of December 31, 2011.  Collectively, these five individuals are referred to in this report as our “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Nicholas Landekic President, Chief Executive Officer and Director	2011 2010 2009	400,000 370,000 370,000	175,000 150,550 240,000	289,761 1,210,861 —	— — —	864,761 1,731,411 640,000
Edward F. Smith Vice President, Finance, Chief Financial Officer and Secretary	2011 2010 2009	267,500 245,000 245,000	76,125 76,500 75,000	128,783 206,672 —	— — —	472,408 528,172 320,000
Daniel Jorgensen, M.D. (4) Sr. Vice President, Clinical Development, Chief Medical Officer	2011 2010 2009	107,540 — —	61,000 — —	153,937 — —	50,000 (3) — —	372,477 — —
Bozena Korczak, Ph.D. Vice President, Drug Development	2011 2010 2009	310,000 258,333 245,000	34,100 85,500 75,000	217,321 317,957 —	— — —	561,421 661,790 320,000
Richard W. Scott, Ph.D. Vice President, Research	2011 2010 2009	292,000 265,000 265,000	65,000 81,100 132,500	115,368 256,883 —	— — —	472,468 602,983 397,500

(1)	Represents performance bonus awards. The 2009 bonus award was paid in 2010, the 2010 bonus award was paid in 2011, and the 2011 bonus award was paid in 2012.

(2)
This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all options awards made to our named executive officers for the 2011 fiscal year.  The assumptions used in the calculation of these amounts are described under the heading, “Stock Options,” in Note 7 (Stockholders’ Equity) to the consolidated financial statements included in our annual report for the year ended December 31, 2011, which accompanies this Proxy Statement.

(3)	This amount represents reimbursement of certain relocation expenses to Dr. Jorgensen as provided in Dr. Jorgensen’s offer letter dated July 19, 2011.

(4)	In August 2011, Dr. Jorgensen was appointed Senior Vice President and Chief Medical Officer.

2011 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Nicholas Landekic	1/20/11								540,000	$0.93	289,761
Edward Smith	1/20/11								240,000	$0.93	128,783
Daniel Jorgensen	8/29/11								500,000	$0.55	153,937
Bozena Korczak	1/20/11								405,000	$0.93	217,321
Richard Scott	1/20/11								215,000	$0.93	115,368

(1)
Each option award was granted under our 2005 Omnibus Equity Compensation Plan, as amended, and each will vest monthly over a three-year period, beginning in the first month subsequent to the date of grant.

(2)
This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all options awards made to our named executive officers for the 2011 fiscal year.  The assumptions used in the calculation of these amounts are described under the heading, “Stock Options,” in Note 7 (Stockholders’ Equity) to the consolidated financial statements included in our annual report for the year ended December 31, 2011, which accompanies this Proxy Statement.

Narrative disclosure to summary compensation table and grants of plan-based awards table.

In determining Salary, Bonus and Option Awards, the Compensation Committee of the Board evaluated each executive’s performance in meeting established corporate objectives as described in the above Compensation Discussion and Analysis.  Total compensation and each of the aforementioned components of compensation are benchmarked to similarly situated industry peers.

The following table provides information on all unexercised options held by our NEOs as of December 31, 2011.  There were no outstanding equity awards other than unexercised options as of December 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Nicholas Landekic President, Chief Executive Officer and Director	1,000,000 (2) 500,000 (3) 231,000 (3) 600,000 (3) 1,000,000 (3) 1,069,444 (3) 88,542 (3) 165,000 (3)	— — — — — 680,556 98,958 375,000	1.50 1.50 2.85 1.10 1.18 1.05 0.90 0.93	08/10/2015 12/01/2015 02/04/2016 01/22/2018 12/29/2018 02/23/2020 07/29/2020 01/19/2021
Edward F. Smith Vice President, Finance, Chief Financial Officer and Secretary	250,000 (3) 30,000 (3) 125,000 (3) 325,000 (3) 198,611 (3) 73,333 (3)	— — — — 126,389 166,667	1.50 2.85 1.10 1.18 1.05 0.93	01/01/2016 02/04/2016 01/22/2018 12/29/2018 02/23/2020 01/19/2021
Bozena Korczak, Ph.D. Vice President, Drug Development	250,000 (3) 500,000 (3) 305,556 (3) 123,750 (3)	— — 194,444 281,250	0.98 1.18 1.05 0.93	11/12/2017 12/29/2018 02/23/2020 01/19/2011
Daniel Jorgensen, M.D. (4) Vice President, Clinical Development, Chief Medical Officer	55,556 (3)	444,444	0.55	08/27/2021
Richard W. Scott, Ph.D. Vice President, Research	250,000 (2) 40,000 (3) 50,000 (3) 225,000 (3) 122,222 (3) 118,750 (3) 65,694 (3)	— — — — 77,778 106,250 149,306	1.50 2.85 1.10 1.18 1.05 0.97 0.93	08/10/2015 02/04/2016 01/22/2018 12/29/2018 02/23/2020 05/13/2020 01/19/2021

(1)	There are no restricted stock awards outstanding for any of the NEOs.

(2)	Grants with an expiration date of August 10, 2015 have a stated term of ten years and became vested 50% on the date of grant and 50% on the one-year anniversary of the grant.

(3)
Grants with expiration dates of December 1, 2015, January 1, 2016, February 4, 2016, January 22, 2018, November 12, 2017, December 29, 2018, February 23, 2020, May 13, 2020, July 29, 2020, January 19, 2021, and August 27, 2021 have a stated term of ten years and vest in monthly installments over a three-year period beginning after the date of grant.  If a “change in control” (as defined in our 2005 Omnibus Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.

(4)	Dr. Jorgensen was appointed Senior Vice President, Clinical Development and Chief Medical Officer in August 2011.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Change in Control Severance Plan

On November 9, 2011, the board of directors of the Company, upon the recommendation of its compensation committee, adopted the Company’s Change in Control Severance Plan, or “CIC Plan,” covering our full-time employees.  The purpose of the Plan is to formalize, and maintain consistency in, our approach to change in control benefits provided to our employees.

The Plan provides for certain payments and benefits to a covered employee (that is any employee regularly scheduled to work at least 30 hours per week) whose employment with the company ceases either during the two-year period following a change in control of the company or during the 90-day period immediately preceding the change in control due to a termination without “cause,” or a resignation for “good reason” (each a “Severance Event”).  In such circumstances, our CEO would receive monthly severance payments equal to one-twelfth of his base salary for a period equal to 36 months and a lump-sum payment equal to the aggregate dollar amount that we otherwise would have contributed towards his group health insurance coverage for 36 months.  A senior vice president, certain other named officers (such as the chief financial officer, chief medical officer and chief development officer), and the vice president research would receive monthly severance payments equal to one-twelfth of the covered employee’s base salary for a period equal to 24 months and a lump-sum payment equal to the aggregate dollar amount that we otherwise would have contributed towards the covered employee’s group health insurance coverage for 24 months.  A vice president or senior director would receive monthly severance payments equal to one-twelfth of the covered employee’s base salary for a period equal to 18 months and a lump-sum payment equal to the aggregate dollar amount that we otherwise would have contributed towards the covered employee’s group health insurance coverage for 18 months.  A director, manager or controller would receive monthly severance payments equal to one-twelfth of the covered employee’s base salary for a period equal to 12 months and a lump-sum payment equal to the aggregate dollar amount that we otherwise would have contributed towards the covered employee’s group health insurance coverage for 12 months.  All other covered employees are entitled to monthly severance payments and a lump-sum payment equal to the aggregate dollar amount that we otherwise would have contributed towards the covered employee’s group health insurance coverage for a period equal to 3 months for each full year of service with the company that the covered employee has completed (with a minimum of 3 months and a maximum of 12 months).

Upon the occurrence of a Severance Event, all covered employees are entitled to full vesting of any outstanding equity awards, a lump-sum payment equal to the amount of the annual bonus earned by the covered employee in the prior fiscal year (whether such annual bonus is paid or unpaid as of the date of the Severance Event), and outplacement services not to exceed $10,000 for the duration of the severance period applicable to such covered employee.

Employees (other than employees below the level of vice president or senior director) are required to execute a participation agreement with the Company at the time they become covered by the Plan.  Payments and benefits under the Plan are conditioned on the covered employee’s execution of a general release of all claims against the Company and its affiliates.

Nicholas Landekic

We extended an offer of employment to Nicholas Landekic for the position of President and Chief Executive Officer pursuant to an offer letter dated July 30, 2002, which provides that his annual salary will be at least $250,000 per year.  Mr. Landekic’s base salary was increased to $350,000, 370,000, $400,000 and $450,000 as of January, 2006, February 2007, January 2011 and January 2012, respectively.  Mr. Landekic may, in the discretion of the Board, receive additional compensation depending upon achievement of performance objectives established by the Board.  As an “at will” employee, Mr. Landekic’s employment can be terminated by us or by him, at any time and for any reason.  In the event Mr. Landekic is terminated by us other than for “cause” and other than by reason of his “disability,” or he resigns for “good reason” (each as defined in his offer letter), Mr. Landekic will be entitled to full vesting of all outstanding unvested equity-based awards previously granted to him and a cash payment equal to two years of his then current base salary.  As described above, if Mr. Landekic’s employment is terminated in a manner that would otherwise entitle him to severance benefits under both his offer letter and the CIC Plan, Mr. Landekic will receive the benefits pursuant to the arrangement that provides the more favorable benefit and the benefits under the other arrangement will not be paid or provided.

Edward Smith

We extended an offer of employment to Edward Smith for the position of Vice President Finance, Chief Financial Officer and Corporate Secretary pursuant to an offer letter dated December 5, 2005, which provides that his annual salary will be at least $200,000 per year.  Mr. Smith’s base salary was increased to $225,000, $245,000, $267,500 and $290,000, as of February 2007, January 2009, January 2011 and January 2012, respectively.  Mr. Smith may, in the discretion of the Board, receive additional compensation depending upon achievement of performance objectives established by the Board.  As an “at will” employee, Mr. Smith’s employment can be terminated by us or by him, at any time and for any reason.  In the event Mr. Smith is terminated by us other than for “cause” and other than by reason of his “disability” (each as defined in his offer letter) and subject to Mr. Smith’s execution of a release of all claims against the Company and its affiliates, Mr. Smith will be entitled to full vesting of all outstanding unvested equity based awards previously granted to him and continued payment of base salary for a period of one–year.  As described above, if Mr. Smith’s employment is terminated in a manner that would otherwise entitle him to severance benefits under both his offer letter and the CIC Plan, Mr. Smith will receive the benefits pursuant to the arrangement that provides the more favorable benefit and the benefits under the other arrangement will not be paid or provided.

Daniel Jorgensen, M.D.

We extended an offer of employment to Daniel Jorgensen for the position of Senior Vice President, Clinical Development and Chief Medical Officer pursuant to an offer letter dated July 19, 2011, which provides that his annual salary will be at least $310,000 per year.  Dr. Jorgensen’s base salary increased to $350,000 effective January 2012.  Dr. Jorgensen may, in the discretion of the Board, receive additional compensation depending upon achievement of performance objectives established by the Board.  As an “at will” employee, Dr. Jorgensen’s employment can be terminated by us or by him, at any time and for any reason.  In the event Dr. Jorgensen is terminated by us other than for “cause” or other than by reason of his “disability” (each as defined in his offer letter), we will review the circumstances of the termination and, at our sole discretion, determine the terms and conditions of severance.

Bozena Korczak, Ph.D

We extended an offer of employment to Bozena Korczak for the position of Vice President, Drug Development pursuant to an offer letter dated November 5, 2007, which provides that her annual salary will be at least $230,000 per year.  Dr. Korczak’s base salary increased to $245,000, $285,000 and $310,000, effective January 2009, September 2010 and January 2011, respectively.  Dr. Korczak may, in the discretion of the Board, receive additional compensation depending upon achievement of performance objectives established by the Board.  As an “at-will” employee, Dr. Korczak’s employment can be terminated by us or by her, at any time and for any reason.  In the event Dr. Korczak is terminated by us other than for “cause” and other than by reason of her “disability” (each as defined in her offer letter) and subject to Dr. Korczak’s execution of a release of all claims against the Company and its affiliates, Dr. Korczak will be entitled to full vesting of all outstanding unvested equity-based awards previously granted to her and continued payment of her then current base salary for a period of one-year.   As described above, if Dr. Korczak’s employment is terminated in a manner that would otherwise entitle her to severance benefits under both her offer letter and the CIC Plan, Dr. Korczak will receive the benefits pursuant to the arrangement that provides the more favorable benefit and the benefits under the other arrangement will not be paid or provided.

Richard Scott, Ph.D.

We extended an offer of employment to Richard Scott for the position of Vice President, Research pursuant to an offer letter dated September 23, 2002, which provides that his annual salary will be at least $150,000 per year.  Dr. Scott’s base salary was increased to $250,000, $265,000, $292,000 and $300,000, effective January 2006, February 2007, January 2011 and January 2012, respectively.  Dr. Scott may, in the discretion of the Board, receive additional compensation depending upon achievement of performance objectives established by the Board.  As an “at-will” employee, Dr. Scott’s employment can be terminated by us or by him, at any time and for any reason.  In the event Dr. Scott is terminated by us other than for “cause” and other than by reason of his “disability” (each as defined in his offer letter) and subject to Dr. Scott’s execution of a release of all claims against the Company and its affiliates, Dr. Scott will be entitled to full vesting of all outstanding unvested equity-based awards previously granted to him and continued payment of his then current base salary for a period of one-year.   As described above, if Dr. Scott’s employment is terminated in a manner that would otherwise entitle him to severance benefits under both his offer letter and the CIC Plan, Dr. Scott will receive the benefits pursuant to the arrangement that provides the more favorable benefit and the benefits under the other arrangement will not be paid or provided.

Potential Payments upon Termination or Change in Control

The following is a review of the payments and benefits that would be due to each of our NEOs upon the termination of his or her employment with us. The amounts in the tables below assume that each termination was effective as of December 31, 2011 and are merely illustrative of the impact of a (i) hypothetical termination of employment to the extent severance benefits are available and triggered for other than a change in control and (ii) hypothetical change in control. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

Name and Principal Position	Severance Compensation	Termination for other than a Change in Control ($)		Termination in the event of a Change in Control ($)
Nicholas Landekic President, Chief Executive Officer and Director	Salary	800,000	(1)	1,200,000	(2)
	Bonus	—		150,550	(3)
	Health Coverage and other (5)	—		39,592	(4)
	Market value of vesting of equity-based awards (6)	—		—
	Total	800,000		1,390,142
Edward F. Smith Vice President, Finance, Chief Financial Officer and Secretary	Salary	267,500	(7)	535,000	(8)
	Bonus	—		76,500	(3)
	Health Coverage and other (5)	—		36,248	(9)
	Market value of vesting of equity-based awards (6)	—		—
	Total	267,500		647,748
Daniel Jorgensen, M.D. Sr. Vice President, Clinical Development, Chief Medical Officer	Salary	—		590,000	(8)
	Bonus	—		—	(10)
	Health Coverage and other (5)	—		36,248	(9)
	Market value of vesting of equity-based awards	—		97,778	(11)
	Total	—		724,026
Bozena Korczak, Ph.D. Vice President, Drug Development	Salary	310,000	(7)	620,000	(8)
	Bonus	—		85,500	(3)
	Health Coverage and other (5)	—		19,660	(9)
	Market value of vesting of equity-based awards (6)	—		—
	Total	310,000		725,160
Richard W. Scott, Ph.D. Vice President, Research	Salary	292,000		584,000
	Bonus	—		81,100
	Health Coverage and other (5)	—		26,908
	Market value of vesting of equity-based awards (6)	—		—
	Total	292,000		692,008

(1)           This amount is equal to two (2) times Mr. Landekic’s base salary as of December 31, 2011.

(2)           This amount is equal to three (3) times Mr. Landekic’s base salary as of December 31, 2011.

(3)           This amount is equal to the annual bonus paid to the executive with respect to the 2010 fiscal year.

(4)
This amount includes the estimated aggregate dollar amount that we would have contributed towards Mr. Landekic’s (and his eligible dependents’) coverage under our group health plan for thirty-six (36) months following termination of employment.

(5)	This amount includes $10,000, the maximum amount that we will pay towards the cost of outplacement services for the executive.

(6)
No amount is reflected due to the fact that the per share fair market value of our common stock as of December 31, 2011 ($0.77) exceeds the per share exercise price of each of the executive’s stock options outstanding as of such date.

(7)	This amount is equal to one (1) times the executive’s base salary as of December 31, 2011.

(8)	This amount is equal to two (2) times the executive’s base salary as of December 31, 2011.

(9)
This amount includes the estimated aggregate dollar amount that we would have contributed towards the executive’s (and the executive’s eligible dependents’) coverage under our group health plan for twenty-four (24) months following termination of employment.

(10)
No amount is reflected because Dr. Jorgensen did not receive an annual bonus with respect to the 2010 fiscal year due to the fact that he commenced employment in August 2011.  However, if the applicable employment termination occurred in the 2012, this amount would be equal to $61,000.

(11)	This amount represents the value of Dr. Jorgensen’s 444,444 otherwise unvested stock options, based on the closing price of our common stock on December 31, 2011 ($0.77).

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In recent years, good corporate governance commentators and advisors have advocated and, increasingly, governmental regulatory authorities, including the SEC, are mandating that public companies, such as PolyMedix, initiate procedures to ensure that our stockholders have input on our compensation programs for our NEOs.  In summary, our policies and programs for compensating our NEOs are designed to attract, retain motivate, and reward top quality personnel capable of driving our success. Pay that reflects performance and alignment of that pay with the interests of long-term stockholders are key principles that underlie the design of our compensation programs for our NEOs.

Our Board values and encourages constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. We urge you to read this Proxy Statement for additional details on the Company’s executive compensation, including our Compensation Discussion and Analysis.

Our Say-on-Pay Proposal is designed to provide our stockholders with the opportunity to consider and vote upon the compensation paid to our name executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.  Based on the results of the say-on-pay frequency vote at our 2011 Annual Meeting of Stockholders, we have resolved to submit a say-on-pay vote to our stockholders annually.  Although the vote is advisory and non-binding on the Company or the Board, our Board, the Governance Committee and the Compensation Committee will review the voting results. To the extent there is any significant lack of support for the compensation of our NEOs, we would expect to initiate procedures designed to help us better understand stockholder concerns.  Our Board, Governance Committee and Compensation Committee would consider constructive stockholders feedback in making future decisions about the compensation programs for our named executive officers.

Marking the Proxy Card “For” indicates support for the compensation of our NEOs; marking the Proxy Card “Against” indicates lack of support for the compensation of our NEOs. You may abstain by marking the “Abstain” box on the Proxy Card.

Vote and Recommendation

This is an advisory vote and does not require a minimum number of votes.

Our Board recommends a vote “FOR” the approval of the compensation paid to our name executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL 3 - APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

General

Since August 2006, our common stock has been quoted on the OTC Bulletin Board, but it has never been listed on any national securities exchange.  While we do currently satisfy many of the initial listing requirements to be listed on a national securities exchange, the per share market price of our common stock has been too low to meet initial listing requirements.

Our Board has approved an amendment to our restated certificate of incorporation, as amended, to combine the outstanding shares of our common stock into a lesser number of outstanding shares, a so-called “reverse stock split.” The Board’s primary reasons for affecting the reverse stock split would be to increase the per share market price of our common stock.  If approved by the stockholders as proposed, our Board would have the sole discretion to affect the amendment and combination at any time prior to the 2013 Annual Meeting of Stockholders, and to fix the specific ratio for the combination, provided that the ratio would be not less than two-for-one and not more than six-for-one.  The Board would also have the discretion to abandon the amendment prior to its effectiveness.  The Board is hereby soliciting stockholder approval for the Reverse Stock Split Proposal.

If approved by our stockholders, the Reverse Stock Split Proposal would permit (but not require) our Board to effect a reverse stock split of our common stock at any time prior to the 2013 Annual Meeting of Stockholders by a ratio of not less than two-for-one and not more than six-for-one, with the specific ratio to be fixed within this range by the Board in its sole discretion.  We believe that enabling the Board to fix the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders.  In fixing the ratio, the Board may consider, among other things, factors such as: the historical trading price and trading volume of our common stock; the number of shares of our common stock outstanding; the then-prevailing trading price and trading volume of our common stock; the anticipated impact of the reverse stock split on the trading market for our common stock and prevailing general market and economic conditions.

If the Reverse Stock Split is implemented, the number of issued and outstanding shares of common stock would be reduced in accordance with the ratio selected by the Board.  The total number of authorized shares of common stock would remain unchanged at its current total of 250,000,000 and the per share par value of our common stock would remain unchanged at $0.001. Any amendment to our certificate of incorporation to effect the reverse stock split will include only the reverse split ratio fixed by the Board, within the range approved by our stockholders.

The reverse stock split, if approved by our stockholders, would become effective upon the filing of the amendment to our certificate of incorporation with the Secretary of State of the State of Delaware, or at the later time set forth in the amendment.  The exact timing of the amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders.  In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the reverse stock split if, at any time prior to filing the amendment, the Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.  If the Reverse Stock Split Proposal is approved by our shareholders, but an amendment to our certificate of incorporation effecting the reverse stock split has not been filed with the Secretary of State of the State of Delaware by the 2013 Annual Meeting of Stockholders, the amendment and the reverse stock split will be deemed abandoned and, thereafter, our Board would not have the authority to affect a reverse stock split without further approval of the stockholders.

The proposed form of amendment to our certificate of incorporation to effect the reverse stock split is attached as Annex A to this Proxy Statement.

Reasons for Proposed Amendment

We are submitting the Reverse Stock Split Proposal to our stockholders for approval with the primary intent of increasing the per share market price of our common stock to enhance our ability to meet the initial listing requirements of a national securities exchange, which we believe will make our common stock more attractive to a broader range of investors and enhance the trading market and liquidity of our common stock.  After careful consideration, the Board has concluded that position our common stock for potential listing on a national securities exchange is in the Company’s and our stockholders’ best interests.  Therefore, management has submitted an application for the listing our common stock on NASDAQ.  Among the initial listing requirements for NASDAQ is presently $4.00 per share minimum bid price (although NASDAQ is seeking SEC approval to reduce this amount for issuers who meet other specified criteria). As discussed below, the reverse stock split should have the effect of increasing the market price of our common stock. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in our Company’s and our stockholders’ best interests.

We believe that the reverse stock split will enhance our ability to list our common stock on the NASDAQ, which has, among other requirements, a minimum initial listing bid price requirement.  Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that we will be able to meet or maintain a bid price over the minimum initial listing bid price requirement of NASDAQ or any other exchange.  Although our Board has determined that it is in the Company’s and our stockholders’ best interests to position our common stock for potential listing on the NASDAQ or another stock exchange, the Board may ultimately determine to withdraw its application from NASDAQ and not pursue any other listing.  There can be no assurance that any such application will result in the listing of our common stock on any exchange.

In addition, we believe the reverse stock split will make our common stock more attractive to a broader range of investors, as we believe that the current market price of our common stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing our stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. We believe that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which we in turn believe would enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as the results of clinical development of our product candidates, our financial results, general market conditions and the market perception of our Company, may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Potential Effects of Proposed Amendment

If our stockholders approve the reverse stock split and our Board affects it, the number of shares of common stock issued and outstanding will be reduced, depending upon the ratio determined by the Board.  The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.  In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The reverse stock split will not change the terms of the common stock. After the reverse stock split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock will remain fully paid and non-assessable.

The reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

After the effective time of the reverse stock split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.  Bid and ask prices for our common stock will continue to be quoted on the OTC Bulletin Board under the symbol “PYMX.OB,” although the OTC Bulletin Board will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the effective time to indicate that a reverse stock split has occurred. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

After the effective time of a reverse stock split, the post-split market price of our common stock may be less than the pre-split price multiplied by the reverse stock split ratio.  In addition, a reduction in number of shares outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

Stockholder Rights Plan

Each outstanding share of our common stock includes an associated preferred stock purchase right, or Right, that will entitle the registered holder to purchase from us one one-thousandth of a share of Series C Preferred Stock, par value $0.001 per share, at a purchase price of $15.00 per one one-thousandth of a share, subject to adjustment.  The rights become exercisable upon the earlier of ten business days after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, 15% or more of our common stock then outstanding or ten business days after the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock then outstanding (the earlier of such dates is referred to as the “Distribution Date”), and will expire at the close of business on May 12, 2019, unless earlier redeemed by us.

In the event that the Reverse Stock Split Proposal is approved and we implement the reverse stock split, the number of Rights associated with each share of common stock outstanding at the time of the reverse stock split, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of common stock following the reverse stock split will equal the result obtained by multiplying the number of Rights associated with each share of common stock immediately prior to the reverse stock split a fraction, the numerator of which will be the total number of shares of common stock outstanding immediately prior to the reverse stock split and the denominator of which shall be the total number of shares of common stock outstanding immediately following the reverse stock split.  For example, if the reverse stock split is affected at a ratio of four-to-one, after the reverse stock split, each share of common stock would include four associated Rights.

Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, we intend to treat shares held by stockholders through a bank, broker or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in street name. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold shares of our common stock with a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with statements reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive evidence of their shares of post-reverse stock split common stock.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the effective time of the reverse stock split.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of shares of post-reverse stock split common stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of shares of common stock to which they are entitled as a result of the reverse stock split.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-reverse stock split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on its reverse side, the New Certificate will be issued with the same restrictive legend on its reverse side.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

Effect of the Reverse Stock Split on Outstanding Stock Options, Warrants, and Employee Plans

Based upon the reverse stock split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options or warrants entitling the holders to purchase shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options or warrants upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise immediately following the reverse stock split as was the case immediately preceding the reverse stock split.  The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio.

Accounting Matters

The proposed amendment to our certificate of incorporation will not affect the par value of our common stock.  As a result, at the effective time of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in the same proportion as the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of the common stock will be reclassified for prior periods to conform to the post-reverse stock split presentation.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock.  Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a U.S. holder, which is a beneficial owner of our common stock that is either:

•	a citizen or individual resident of the United States,

•	a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust, if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions or (ii) it was in existence before August 20, 1996 and a valid election is in place under applicable Treasury regulations to treat such trust as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.

To ensure compliance with Treasury Department Circular 230, stockholders are hereby notified that: (a) any discussion of U.S. federal tax issues in this Proxy Statement is not intended or written to be relied upon, and cannot be relied upon, by stockholders for the purpose of avoiding penalties that may be imposed on stockholders under the Code; (b) such discussion is being used in connection with the promotion or marketing (within the meaning of Circular 230) by us of the transactions or matters addressed herein; and (c) stockholder should seek advice based on their particular circumstances from an independent tax advisor.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

U.S. Holders

The reverse stock split is intended to qualify as a “reorganization” under Section 368 of the Code.  Assuming, the reverse stock split qualifies as a reorganization, a U.S. holder generally will not recognize gain or loss upon the exchange of Old Certificates for New Certificates.  The aggregate tax basis of the New Certificates received in the reverse stock split will be the same as the aggregate tax basis in the Old Certificates exchanged.  The holding period for the New Certificates will include the period during which the Old Certificates surrendered in the reverse stock split were held.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of our common stock that is not a U.S. holder.  Generally, non-U.S. holders will not recognize any gain or loss upon the reverse stock split.

Appraisal Rights

Under the Delaware General Corporation Law (the “DGCL”), stockholders will not be entitled to dissenter’s rights with respect to the proposed amendment to our certificate of incorporation to effect the reverse stock split, and we do not intend to independently provide stockholders with such rights.

Vote and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Reverse Stock Split Proposal, including the amendment to our certificate of incorporation to effect the reverse stock split.

Our Board recommends a vote “FOR” the proposal to approve an amendment to our certificate of incorporation to combine outstanding shares of our common  stock into a lesser number of outstanding shares, a “reverse stock split,”, by a ratio of not less than two-for-one and not more than six-for-one at any time prior to the 2013 Annual Meeting of Stockholders, with the exact ratio to be set within this range by the Company’s Board in its sole discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about beneficial ownership of our common stock by:

•	each of our directors and nominees;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own 5% or more of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days, through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants beneficially owned by that person and exercisable within 60 days of March 19, 2012, the Record Date, are considered to be outstanding.  These shares, however, are not considered outstanding as of the Record Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 106,305,860 shares of common stock outstanding as of March 19, 2012.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership Of Common Stock		Percent of Common Stock

Directors and Executive Officers
Nicholas Landekic	6,101,264	(2)	5.5%
Frank P. Slattery, Jr.	2,466,600	(3)	2.3%
Richard W. Scott, Ph.D.	1,486,628	(4)	1.4%
Bozena Korczak, Ph.D.	1,279,861	(5)	1.2%
Edward Smith	1,064,722	(6)	1.0%
Michael Lewis, Ph.D.	923,500	(7)	*
Shaun F. O’Malley	486,360	(8)	*
Stefan D. Loren, Ph.D.	268,000	(9)	*
Brian Anderson	235,000	(10)	*
Richard W. Bank, M.D.	225,000	(10)	*
Douglas J. Swirsky	225,000	(10)	*
Daniel Jorgensen, M.D.	111,000	(11)	*

All Directors and Executive Officers as a Group (12 persons):	14,873,046	(12)	12.	7%

Five Percent Stockholders:
FMR LLC 82 Devonshire Street Boston, MA 02109	7,841,901	(13)	7.4%
Ayer Capital Management, LP 230 California St, Suite 600 San Francisco, CA 94111	5,565,000	(14)	5.2%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of all individuals and entities listed below is PolyMedix, Inc., 170 N. Radnor Chester Rd., Suite 300, Radnor, Pennsylvania 19087.
(2)	Includes 4,929,264 shares of common stock issuable upon exercise of options.
(3)	Includes 443,500 shares of common stock issuable upon exercise of options and 173,000 shares of common stock issuable upon exercise of warrants
(4)	Includes 949,028 shares of common stock issuable upon exercise of options.
(5)	Includes 1,279,861 shares of common stock issuable upon exercise of options.
(6)	Includes 1,064,722 shares of common stock issuable upon exercise of options.
(7)	Includes 443,500 shares of common stock issuable upon exercise of options.

(8)	Includes 443,500 shares of common stock issuable upon exercise of options and 21,430 shares of common stock issuable upon exercise of warrants.
(9)	Includes 225,000 shares of common stock issuable upon exercise of options and 21,500 shares of common stock issuable upon exercise of warrants.
(10)	Includes 225,000 shares of common stock issuable upon exercise of options.
(11)	Includes 111,000 shares of common stock issuable upon exercise of options.
(12)	Includes 10,780,416 shares of common stock issuable upon exercise of options and 215,930 shares of common stock issuable upon exercise of warrants.
(13)
Based on the filing of a Schedule 13G on February 14, 2012 with the SEC, we understand that Fidelity Management and Research Company (“Fidelity”) is a wholly owned subsidiary of FMR LLC and is the beneficial owner of these shares, as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Select Biotechnology Portfolio, amounted to 7,402,918 shares, or 6.9% of the common stock outstanding. We further understand that Edward C. Johnson, 3rd, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 7,841,901 shares owned by the Funds. Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LCC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The number of shares beneficially owned by the investment companies at December 31, 2011 included 1,562,501 shares of common stock resulting from the assumed conversion of 3,125,000 shares of Series D Warrants.

(14)
Based on the filing of a Schedule 13G on May 10, 2011 with the SEC, we understand that Ayer Capital Management, LP, ACM Capital Partners LLC, and Jay Venkatesan are the beneficial owners of these shares, which includes 1,855,000 shares of common stock resulting from the assumed conversion of Series D Warrants.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected column (a))
Equity compensation plans approved by security holders	14,761,000	(1)	$1.16	9,662,000
Equity compensation plans not approved by security holders	2,170,000	(2)	$1.22	—
Total:	16,931,000		$1.17	9,662,000
______________
(1)	Represents 918,000 and 13,693,000 shares of our common stock issuable under our 2002 Equity Compensation Plan and our 2005 Omnibus Equity Compensation Plan, respectively, as of December 31, 2011.
(2)
An aggregate of 2,170,000 shares of our common stock represent portions of prior grants that exceeded the aggregate individual grant limit under our 2002 Equity Compensation Plan or 2005 Omnibus Equity Compensation Plan, as applicable, or which were otherwise granted outside of such plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports of stock ownership (and changes in stock ownership) and written representations received by us, each of directors and officers timely met all of his or her filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2011.  There were no beneficial owners of more than ten percent of our common stock during the year ended December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The audit committee of the Board has:

•	reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2011 with management;

•
discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements audited by Deloitte & Touche LLP for the fiscal year ended December 31, 2011 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board
Shaun O’Malley, Chairman
Stefan Loren
Douglas Swirsky

PROPOSAL 4 – RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012.  Deloitte & Touche LLP has served as our independent registered public accounting firm since February 2006. Prior to 2006, we did not have an independent registered public accounting firm audit our financial statements or provide other audit services.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or Delaware law.  The Board seeks such ratification as a matter of good corporate practice.  Should our stockholders fail to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain that firm for fiscal year 2012.  In appointing Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, the Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	2011	2010
Audit Fees	$190,000	$190,000
Audit Related Fees	$43,455	$25,862
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit Fees. The “Audit Fees” are the aggregate fees of Deloitte & Touche LLP attributable to professional services rendered in 2011 and 2010 for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. The “Audit Related Fees” are the aggregate fees paid to Deloitte & Touche LLP for their consent to the incorporation by reference of our financial statements in various registration statements in 2011 and 2010.

Tax Fees. There were no fees billed in 2011 or 2010 for tax compliance, tax advice or tax planning services.

All Other Fees. There were no fees billed in 2011 or 2010 for other products or services provided by Deloitte & Touche LLP besides the services reported above under “Audit Fees” or “Audit-Related Fees.”

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2011 and 2010.

Deloitte & Touche LLP Representatives at Annual Meeting

We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast and entitled to vote at the Annual Meeting is required for approval of the Auditor Ratification Proposal.

The Board recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 as described in this Proposal 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements with our executive officers and directors, since the beginning of our 2011 fiscal year, there has not been, and there is not currently proposed, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person, including our directors, director nominees and executive officers, and their family members and firms, corporations, and other entities in which they and their family members maintain interests, had or will have a direct or indirect material interest.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS

AND STOCKHOLDER PROPOSALS

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2013 Annual Meeting of stockholders must be received by us no later than November 12, 2012 and must comply with the requirements of the proxy rules promulgated by the SEC.

In accordance with our current bylaws, for a proposal of a stockholder to be properly brought before our 2013 Annual Meeting of Stockholders, outside the process of Rule 14a-8, stockholder proposals must be delivered to, or mailed and received at, our principal executive offices, together with all supporting documentation required by our bylaws, on or after January 1, 2013 and on or before January 31, 2013.  However, in the event that the date of the 2013 Annual Meeting is advanced by more than 20 days or delayed by more than 60 days from May 1, stockholder proposals must be received not earlier than the 120th day prior to the date of the 2013 Annual Meeting and not later than the later of the 90th day prior to the 2013 Annual Meeting or the tenth day following the day on which notice of the date of such annual meeting was first mailed or we make public disclosure of the date of the 2013 Annual Meeting, whichever occurs first. You should submit any proposal by a method that permits you to prove the date of delivery to us.  Stockholder proposals should be addressed to our Corporate Secretary, at 170 N. Radnor-Chester Rd., Suite 300, Radnor, Pennsylvania  19087.

OTHER MATTERS

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented.  If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, of if no recommendation is given, in their own discretion.

The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your bank, broker or nominee may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that bank, broker or nominee. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Proxy Statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, bank or nominee, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this Proxy Statement, we will send a copy to you if you address your written request to, or call, Edward F. Smith, Vice President, Chief Financial Officer and Secretary of PolyMedix, Inc., 170 North Radnor-Chester Rd., Suite 300, Radnor, Pennsylvania 19087, telephone number (484) 598-2332.

Copies of the documents referred to above that appear on our website are also available upon request by any stockholder addressed to our Corporate Secretary, PolyMedix, Inc., 170 North Radnor-Chester Rd., Suite 300, Radnor, Pennsylvania 19087.

Annex A

PROPOSED FORM OF

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
POLYMEDIX, INC.

POLYMEDIX, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  Upon the filing (the “Effective Time”) of this Certificate of Amendment pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each _________ (__) shares of the Corporation’s common stock, $0.001 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, $0.001 par value per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time.  From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment.  Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.

SECOND: That the stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the [__]th day of [___________], 201[__].

POLYMEDIX, INC.

By:
Name:
Title:

REVOCABLE PROXY
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2012

PolyMedix, Inc.
170 North Radnor Chester Road
Radnor, Pennsylvania 19087

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2012:
The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report are also available at http://www.polymedix.com/proxy.php

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope that have been provided or return to PolyMedix, Inc., c/o AST Operations Center, 6201 15th Avenue, Brooklyn, NY 11219. Please date, sign and mail your proxy card back as soon as possible.

VOTE BY TELEPHONE

Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

VOTE BY INTERNET

Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED

POLYMEDIX, INC.

Vote on Directors

1. ELECTION OF DIRECTORS	For All	Withhold All	For All Except

NOMINEES:	☐	☐	☐

01) Nicholas Landekic	05) Shaun O’Malley
02) Brian Anderson	06) Frank Slattery, Jr.
03) Michael Lewis, Ph.D.	07) Douglas Swirsky
04) Stefan Loren, Ph.D.

To withhold authority to vote for an individual nominee, MARK “For All Except” and write the nominee’s number on the line below.

________________________________________

2.  ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.  APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

FOR	AGAINST	ABSTAIN

☐	☐	☐

4.  PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

FOR	AGAINST	ABSTAIN

☐	☐	☐

5.  IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

The undersigned hereby appoints Nicholas Landekic, our President and Chief Executive Officer and Edward F. Smith, with full power of substitution, and authorizes them to represent and vote, as designated above and in accordance with their judgment upon any other matters properly presented at the special meeting, including any motion to adjourn or postpone the meeting, for the purpose of soliciting additional proxies or for any other reason, or other matters incidental to the conduct of the special meeting or otherwise, all the shares of PolyMedix, Inc. common stock held of record by the undersigned at the close of business on March 19, 2012, at the annual meeting of stockholders, to be held May 1, 2012, and at any and all adjournments or postponements thereof.  The board of directors recommends a vote “FOR” each of the listed proposals.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders(s).  If no direction is made, this proxy will be voted FOR each of proposals set forth herein.  If any other business is presented at such meeting, including any motion to adjourn or postpone the meeting, for the purpose of soliciting additional proxies of for any other reason, or other matters incidental to the conduct of the meeting or otherwise, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the board of directors knows of no other business to be presented at the meeting.

This proxy may be revoked at any time before it is voted on by delivering to the Secretary of PolyMedix, Inc. on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of PolyMedix, Inc. common stock, or by attending the annual meeting and voting in person.  Attendance at the annual meeting will not in itself constitute the revocation of a proxy.  If this proxy is properly revoked as described above, then the power of the persons named in this proxy shall be deemed terminated and of no further force and effect.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYMEDIX, INC.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE RELATED PROXY STATEMENT.

Note: Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title, and if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

Signature:	Email:

Signature (Joint Owners):	Email:

Date:

Date: